Exhibit 4.3

AMENDMENT NO. 2

TO

INVESTORS’ RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO THE INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of April 25, 2016 by and among Intellia Therapeutics, Inc., a Delaware corporation (the “Company”), and parties listed on the signature pages hereto. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Investors’ Rights Agreement, dated as of August 20, 2015, as amended on April 11, 2016 (as amended or otherwise modified from time to time, the “Investors’ Rights Agreement”), by and among the Company and the other parties thereto.

WITNESSETH

WHEREAS, the Company and the Investors are parties to the Investors’ Rights Agreement;

WHEREAS, pursuant to Subsection 6.6 of the Investors’ Rights Agreement, the Investors’ Rights Agreement may be amended by the written consent of (a) the Company and (b) stockholders then holding shares of Preferred Stock representing at least sixty-seven percent (67%) of the combined voting power of the Preferred Stock (calculated on an as-converted to Common Stock basis) (the “Requisite Holders”);

WHEREAS, the undersigned represent the Requisite Holders necessary to amend the Investors’ Rights Agreement; and

WHEREAS, the Company and the Requisite Holders desire to amend certain provisions of the Investors’ Rights Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1. Amendment of Subsection 1.24 of the Investors’ Rights Agreement . Pursuant to Subsection 6.6 of the Investors’ Rights Agreement, Subsection 1.24 of the Investors’ Rights Agreement is hereby amended and restated in its entirety to read as follows:

“1.24 “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above; and (iii) any Common Stock held by Regeneron Pharmaceuticals, Inc. (“Regeneron”) or Novartis (as defined below); excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.”

2. Investors’ Rights Agreement. By execution of this Agreement, the Company and the Requisite Holders executing the same, holding in the aggregate a sufficient number of shares of stock to amend the Investors’ Rights Agreement in accordance with Subsection 6.6 thereof, hereby agree that the provisions set forth in the Investors’ Rights Agreement are hereby amended as set forth herein. The Investors’ Rights Agreement, as amended by this Agreement, contains the entire agreement among the parties with respect to the subject matter thereof and hereof and shall be read and construed together as a single agreement. Except to the extent amended hereby, all of the terms, provisions and conditions of the Investors’ Rights Agreement are hereby ratified and confirmed and shall remain in full force and effect as of the date specified therein.

3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Investors’ Rights Agreement as of the date first written above.

THE COMPANY:

INTELLIA THERAPEUTICS, INC.

By:	/s/ Nessan Bermingham
Name:	Nessan Bermingham
Title:	CEO and President

[Amendment No. 2 to Investors’ Rights Agreement – Intellia Therapeutics, Inc.]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ATLAS VENTURES FUND IX, L.P.

By: Atlas Venture Associates, IX, L.P., Its General Partner

By: Atlas Venture Associates, IX, LLC, Its General Partner

By:	/s/ Frank Castellucci
Name:	Frank Castellucci
Title:	General Counsel

[Amendment No. 2 to Investors’ Rights Agreement – Intellia Therapeutics, Inc.]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Investors’ Rights Agreement as of the date first written above.

INVESTORS:

NOVARTIS INSTITUTES FOR
BIOMEDICAL RESEARCH, INC.

By:	/s/ Scott A. Brown
Name: Scott A. Brown
Title: VP, General Counsel

[Amendment No. 2 to Investors’ Rights Agreement – Intellia Therapeutics, Inc.]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Investors’ Rights Agreement as of the date first written above.

INVESTORS:

CARIBOU THERAPEUTICS HOLDCO, LLC

By:	Caribou Biosciences, Inc.
Its Manager

By:	/s/ Rachel E. Haurwitz
Name: Rachel E. Haurwitz
Title: President & CEO

[Amendment No. 2 to Investors’ Rights Agreement – Intellia Therapeutics, Inc.]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ORBIMED PRIVATE INVESTMENTS V, L.P.

By:	OrbiMed Capital GP V LLC,
its General Partner

	By:	OrbiMed Advisors LLC,
its Managing Member

By:	/s/ Carl Gordon
Name: Carl Gordon
Its: Member

ORBIMED GLOBAL HEALTHCARE MASTER FUND, L.P.

By:	OrbiMed Global Healthcare GP LLC,
its General Partner

	By:	OrbiMed Advisors LLC,
its Managing Member

By:	/s/ Carl Gordon
Name: Carl Gordon
Title: Member

[Amendment No. 2 to Investors’ Rights Agreement – Intellia Therapeutics, Inc.]